Calculation of Filing Fee Tables
Form S-1
(Form Type)
Figure Certificate Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Face Amount Certificates	Transferable Certificates		Indeterminate Amount of Securities	(1)	(1)	(1)	(1)
Fees to be Paid	Face Amount Certificates	Installment Certificates		Indeterminate Amount of Securities
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					(1)		(1)
	Total Fees Previously Paid
	Total Fee Offsets
			Net Fee Due					(1)

(1) An indeterminate number of the securities is being registered. The registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis.